                                                                   EXHIBIT 3.126

                               OPERATING AGREEMENT

                                       OF

                          ROCKY MOUNTAIN PATHOLOGY, LLC

                               OPERATING AGREEMENT

                                       OF

                          ROCKY MOUNTAIN PATHOLOGY, LLC

     THIS AGREEMENT is among ROCKY MOUNTAIN PATHOLOGY, LLC, a Utah limited liability company (the "Company"), and David Bolick, Douglas Willmore, and Don Larsen (the "Members").

                                    RECITALS

     The Company is a limited liability company formed under the Utah Limited Liability Company Act. The parties to this Agreement are the Company's Members. The parties intend by this Agreement to define their rights and obligations with respect to the Company's governance and financial affairs and to adopt regulations and procedures for the conduct of the Company's activities. Accordingly, with the intention of being legally bound, they agree as follows:

                             ARTICLE I: DEFINITIONS

1.1 SCOPE. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalised terms have the meanings specified in this Article.

1.1  DEFINED TERMS.
1.2

(a)          "Act" means the Utah Limited Liability Company Act.

(b) "Affiliate," with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person, (2) a Person who owns or controls at least ten percent of the outstanding voting interests of the Person, (3) a Person who is an officer, director, manager or general partner of the Person, or (4) a Person who is an officer, director, manager, general partner, trustee or owns at least ten percent of the outstanding voting interests of a Person described in clauses (1) through (3) of this sentence.

(c)          "Agreement" means this agreement, including any amendments.

(d) "Articles" means the Articles of Organization filed with the Division of Corporations and Commercial Cede to organize the Company as a limited liability company, including any amendments.

(e) "Available Funds" means the Company's gross cash receipts from operations, less the sum of: (1)" payments of principal, interest, charges and fees pertaining to the Company's indebtedness; (2) expenditures incurred incident to the usual conduct of the Company's business; and (3) amounts reserved to meet the reasonable needs of the Company's business.

(f) "Bankruptcy" means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

(g) "Capital Account" of a Member means the capital account maintained for the Member in accordance with Article 5.

(h)          "Code" means the Internal Revenue Code of 1986, as amended.

(i) "Company" means ROCKY MOUNTAIN PATHOLOGY, LLC and any successor limited liability company.

(j) "Contribution" means anything of value that a Member contributes to the Company as a prerequisite for or in connection with membership, including any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(k) "Dissociation" means a complete termination of a Member's membership in the Company in consequence of an event described in Article 3.

(l) "Distribution" means the Company's direct or indirect transfer of money or other property with respect to a Membership Interest.

(m) "Effective Date," with respect to this Agreement, means the date on which the Company's existence as a limited liability company begins, as prescribed by the Act.

(n) "Entity" means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(o) "Member" means an initial Member and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date, in accordance with Article 3.

(p) "Minimum Gain" means minimum gain as defined in Sections 1.704-2(b)(2) 1.704-2(d) of the Regulations.

(q)          "Person" means a natural person or an Entity.

(r) "Profit," as to a positive amount, and "Loss," as to a negative amount, mean, for a Taxable Year, the Company's income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company's method of accounting and consistently applied.

(s) "Regulations" means proposed, temporary or final regulations promulgated under the Code by the Department of the Treasury, as amended.

(t) "Taxable Year" means the Company's taxable year as determined by the Company.

(u) "Transfer," as a noun, means a transaction or event by which ownership of a Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. "Transfer," as a verb, means to effect a Transfer,

(v) "Transferee" means a Person who acquires a Membership Interest by Transfer from a Member or another Transferee and is not admitted as a Member in accordance with Article 3.

                             ARTICLE II: THE COMPANY

1.1 STATUS. The Company is a Utah limited liability company organized under the Act.

1.1    NAME. The Company's name is ROCKY MOUNTAIN PATHOLOGY, LLC.

1.2 TERM. The Company's existence as a limited liability company will commence on the Effective Date and continue in perpetuity, unless sooner terminated under the Act or this Agreement.

1.3 PRINCIPAL PLACE OF BUSINESS. The Company's principal place of business is located at 10011 South Centennial Parkway, Suite 300, Sandy, UT 84070.

1.4 REGISTERED AGENT AND REGISTERED OFFICE. The Company's registered office in Utah is located at 10011 South Centennial Parkway, Suite 300, Sandy, UT 84070, and its registered agent at that location is David Bolick. The Company may change its registered agent or registered office at any time in accordance with the Act.

                              ARTICLE III: MEMBERS

1.1    IDENTIFICATION.

(a) MEMBERS. The names, addresses and Membership Interests of the Members are as follows:

(b)

       David Bolick                                                             64.01%
       10011 South Centennial Parkway, Suite 300, Sandy, UT 84070

       Douglas Willmore                                                         19.99%
       10011 South Centennial Parkway, Suite 300, Sandy, UT 84070

       Don Larsen                                                               16.00%
       10011 South Centennial Parkway, Suite 300, Sandy, UT 84070

(a) ADDITIONAL AND SUBSTITUTE MEMBERS. The Company may admit additional or substitute Members only with the approval of all Members. A Member may withhold approval of the admission of any Person for any or no reason.

(b) RIGHTS OF ADDITIONAL OR SUBSTITUTE MEMBERS. A Person admitted as an additional or substitute Member has all the rights and powers and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

1.2    CHANGES AND VERIFICATION OF MEMBERSHIP INTERESTS.

(a) VERIFICATION OF MEMBERSHIP INTERESTS. Within 10 days after receipt of a Member's written request, the Company will provide the Member with a statement of the Member's Membership Interest. The statement will serve the sole purpose of verifying the Member's Membership Interest, as reflected in the Company's records, and will not constitute for any purpose a certificated security, negotiable instrument or other vehicle by which a Transfer of a Membership Interest may be effected.

1.3    MANNER OF ACTING.

(1) PROXY VOTING. A Member may act at a meeting of Members through a Person authorized by signed proxy.

(2) QUORUM. Members whose aggregate Membership Interest exceeds 50 percent will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(3) REQUIRED VOTE. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate Membership Interest exceeds 50 percent of the aggregate Membership Interest of all Members present will constitute the act of the Members at a meeting of Members.

(b) WRITTEN CONSENT. The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate Membership Interest is at least equal to the minimum that would be necessary to take the action at a meeting at which all

Members were present.

1.2 RESIGNATION OF A MEMBER. A Member may resign from the Company only with the approval of all remaining Members.

1.3 EXPULSION OF A MEMBER. At any time there are more than two Members, the Company may expel a Member, but only for cause and with the approval of all other Members, Cause for expulsion exists if the Member has materially breached or is unable to perform the Member's material obligations under this Agreement. A Member's expulsion from the Company will be effective upon the Member's receipt of written notice of the expulsion.

                             ARTICLE IV: MANAGEMENT

4.01 GENERAL POWERS. The business of the Company shall be managed by its Members, or any one of its Members who may be appointed by the Members as Manager.

                               ARTICLE V: FINANCE

5.01   CONTRIBUTIONS.

(a) MEMBERS. A Person admitted as a Member in connection with the acquisition of a Membership Interest directly from the Company after the Effective Date will make the Contributions specified in the agreement pursuant to which the Person is admitted as a Member.

(b) CONTRIBUTIONS NET INTEREST BEARING. A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company.

(c) NO RETURN OF CONTRIBUTION. A Member is not entitled to the return of any Contribution prior to the Company's dissolution and winding up.

5.02   ALLOCATION OF PROFIT AND LOSS.

(a) SPECIAL ALLOCATION. The Members have agreed to provide for a special allocation for the period from January 1, 2000 through January 31, 2001, such that all profits and losses for the period will be allocated to David Bolick.

(b) Subsequent to January 31, 2001, the Special Allocation will cease, and all profits and losses will be allocated to the Members in relation to their respective membership interests.

5.03   CAPITAL ACCOUNTS.

                (a) GENERAL MAINTENANCE. The Company will establish and maintain a Capital Account for each Member. A Member's Capital Account will be:

                      (1) increased by: (i) the amount of any money the Member contributes to the Company's capital; (ii) the fair market value of any property the Member contributes to the Company's capital, net of any liabilities the Company assumes or to which the property is subject; and (iii) the Member's share of Profits and any separately stated items of income or gain; and

                      (2) decreased by: (i) the amount of any money the Company distributes to the Member; (ii) the fair market value of any property the Company distributes to the Member, net of any liabilities the Member assumes or to which the property is subject; and (iii) the Member's share of Losses and any separately stated items of deduction or loss.

                (b) ADJUSTMENTS FOR DISTRIBUTIONS IN KIND. If at any time the Company distributes property in kind, it will adjust the Members' Capital Accounts to account for their shares of any Profit or Loss the Company would have realized had it sold the property at fair market value and distributed the sale proceeds.

                (c) ADJUSTMENTS FOR ACQUISITIONS AND REDEMPTIONS. If at any time a Person acquires a Membership Interest from the Company or the Company redeems a Membership Interest, the Company may adjust the Members' Capital Accounts to reflect any Profit or Loss the Company would have realized had it sold all of its assets at fair market value on the date of the acquisition or redemption.

COMPLIANCE WITH CODE. The requirements of this Article 5 are intended and will be construed to ensure that the allocations of the Company's income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

                       ARTICLE VI: RECORDS AND ACCOUNTING

       6.01 MAINTENANCE OF RECORDS.

                (a) REQUIRED RECORDS. The Company will maintain at its principal place of business such books, records and other materials as are reasonably necessary to document and account for its activities, including, without limitation, those required to be maintained by the Act.

                (b) MEMBER ACCESS. A Member and the Member's authorized representative will have reasonable access to and may inspect and copy all bocks, records and other materials pertaining to the Company or its activities. The exercise of such rights will be at the requesting Member's expense.

                (c) CONFIDENTIALITY. No Member will disclose any information relating to the Company or its activities to any unauthorized person or use any such information for his or her or any other Person's personal gain.

       6.02 FINANCIAL ACCOUNTING.

                (a) ACCOUNTING METHOD. The Company will account for its financial transactions using a method of accounting determined by the Members in compliance with Sections 446 and 448 of the Code.

                (b) TAXABLE YEAR. The Company's Taxable Year is the Company's annual accounting period, as determined by the Members in compliance with Sections 441, 444 and 706 of the Code.

       6.03 REPORTS.

                (a) MEMBERS. As soon as practicable after the close of each Taxable Year, the Company will prepare and send to the Members such reports, and information as are reasonably necessary to (1) inform the Members of the results of the Company's operations for the Taxable Year and (2) enable the Members to completely and accurately reflect their distributive shares of the Company's income, gains, deductions, losses and credits in their federal, state and local income tax returns for the appropriate year.

                (b) PERIODIC REPORTS. The Company will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business.

       6.04 TAX COMPLIANCE.

                (a) WITHHOLDING. If the Company is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

                      (1) the amount withheld will be considered a Distribution to the Member; and

                      (2) if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Company will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

                            ARTICLE VII: DISSOLUTION

       7.01 EVENTS OF DISSOLUTION.

                (a) ENUMERATION. The Company will dissolve upon the first to occur of:

                      (1)    the vote of the Members to dissolve the Company;

                      (2) any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act;

                      (3) any event or circumstance that makes it unlawful or impossible for the Company to carry on its business; or

                      (4) the resignation, death or incompetency of any Member, unless within 90 days after the event the business of the Company is continued with the consent of Members whose aggregate Membership Interest exceeds 50 percent of the aggregate Membership Interest of all remaining Members.

                (b) EXCLUSIVITY OF EVENTS. Unless specifically referred to in this Article, no event, including an event of dissolution prescribed by the Act, will result in the Company's dissolution.

       7.02 EFFECT OF DISSOLUTION.

                (a) APPOINTMENT OF LIQUIDATOR. Upon the Company's dissolution, the Members will appoint a liquidator, who may but need not be a Member. The liquidator will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this
Article 6.

                (b) FINAL ACCOUNTING. The liquidator will make proper accountings (1) to the end of the month in which the event of dissolution occurred and (2) to the date on which the Company is finally and completely liquidated.

                (c) DUTIES AND AUTHORITY OF LIQUIDATOR. The liquidator will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts, in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

                (d) FINAL DISTRIBUTION. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors or any other Member with respect to the negative balance.

                (e) REQUIRED FILINGS. The liquidator will file with the Division of Corporations and Commercial Code such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm, the cessation of the Company's existence.

                        ARTICLE VIII: GENERAL PROVISIONS

       8.01 AMENDMENTS.

                (a) REQUIRED AMENDMENTS. Company will execute and file any amendment to the Articles required by the Act. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate the inconsistencies.

       8.02 NOMINEE. Title to the Company's assets may be held in the name of the Company or any nominee (including any Member so acting), as the Company determines.

             The Company's agreement with any nominee may contain provisions indemnifying the nominee for costs or damages incurred as a result of the nominee's service to the Company.

       8.03  RESOLUTION OF DISPUTES.

                (a) MEDIATION. The parties will endeavor in good faith to resolve all disputes arising under or related to this Agreement by mediation according to the then prevailing rules and procedures of the American Arbitration Association.

                (b) ARBITRATION. If the parties fail in their attempt to resolve a dispute by mediation, they will submit the dispute to arbitration according to the then prevailing rules and procedures of the American Arbitration Association. Utah law will govern the rights and obligations of the parties with respect to the matters in controversy. The arbitrator will allocate all costs and fees attributable to the arbitration between the parties equally. The arbitrator's award will be final and binding and judgment may be entered in any court of competent jurisdiction.

       8.04 NOTICES. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, fax, E-mail or private courier. The notice must be prepaid and addressed as set forth in the Company's records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the firm day after mailing.

       8.05 RESOLUTION OF INCONSISTENCIES. If there are inconsistencies between this Agreement and the Articles, the Articles will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company's governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

       8.06 ADDITIONAL INSTRUMENTS. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company's formation and activities.

       8.07 COMPUTATION OF TIME. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is net to be included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday.

       8.08 ENTIRE AGREEMENT. This Agreement and the Articles comprise the entire agreement among the parties with respect to the Company. This Agreement and the Articles supersede any prior agreements or understandings with respect to the Company No representation, statement or condition not contained in this Agreement or the Articles has any force or effect.

       8.09 WAIVER. No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

       8.10 GENERAL CONSTRUCTION PRINCIPLES. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

       8.11 BINDING EFFECT. Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of Transferees this Agreement is binding on and will inure to the benefit of the Company, the Members and their respective distributees, successors and assigns.

       8.12 GOVERNING LAW. Utah law governs the construction and application of the terms of this Agreement.

       8.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be considered an original.

       Signed on the respective dates set forth below, to be effective as of the Effective Date.


Date: January 1, 2000                  MEMBERS:
                                               /s/ David Bolick
                                               ---------------------------------
                                               David Bolick

                                               /s/ Douglas Willmore
                                               ---------------------------------
                                               Douglas Willmore

                                               /s/ Don Larsen
                                               ---------------------------------
                                               Don Larsen

                                AMENDMENT TO THE
                             OPERATING AGREEMENT OF
                        ROCKY MOUNTAIN PATHOLOGY, L.L.C.

       We, the undersigned, on this_____________ day of December 2002, desiring to amend the Operating Agreement of Rocky Mountain Pathology, L.L.C., a Utah limited liability company (the "Company"), dated January 1,2000 (the "Operating Agreement"), pursuant to the laws of the State of Utah, do hereby amend said Operating Agreement as follows:

       I. Pursuant to a Contribution and Share Exchange Agreement, executed on January I, 2001 between the Company, David Bolick, Douglas G. Willmore, and Don Larsen (the "Members") and Strigen, Inc. (the "Contribution Agreement," a copy of which is attached hereto as Exhibit A), wherein the Members contributed their interest in the Company for all of the then issued and outstanding stock of Strigen, Inc., Article III, Section 1.1 (a) of the Operating Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

       (a) MEMBERS. The names, address and Membership Interests of the Members are as follows:

            Strigen, Inc.                         100%
            10011 South Centennial Parkway
            Suite 300
            Sandy, Utah 84070

       II. Article IV, Section 4.01 of the Operating Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

            MANAGER: TENURE AND QUALIFICATION. The Company shall have one Manager, who shall be Douglas G. Willmore, The Manager shall hold office until his resignation, death or removal from office.

       III. This Amendment is effective retroactively as of January 1, 2001.

       IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment on the day and year first above written.


                           Previous Members of Rocky Mountain Pathology, L.L.C.


                           /s/ David Bolick
                           ----------------------------------------
                           David Bolick


                           /s/ Douglas G. Willmore
                           ----------------------------------------
                           Douglas G. Willmore


                           /s/ Don Larsen
                           ----------------------------------------
                           Don Larsen


                           New Member of Rocky Mountain Pathology, L.L.C. As set forth in this Amendment

                           Strigen, Inc.


                           /s/ Douglas G. Willmore
                           ----------------------------------------
                           By: Douglas G. Willmore, CEO

                                       -2-